Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 18, 2019
Registration Statement No. 333-232590-01

**PRICING DETAILS** New Issue ABS

$1.153+BN Mercedes-Benz Auto Receivables Trust (MBART) 2019-1
Joint Leads: Mizuho (struc), BNPP, Citi
Co-Managers: Santander, SMBC

CLS	AMT($MM)	WAL	M/S*	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN	$PX
A-1	360.800	0.23	P-1/A-1+	04/20	10/15/20	**not offered**
A-2a	511.000	1.05	Aaa/AAA	05/21	06/15/22	EDSF	+19	2.058	2.04	99.99044
A-2b	50.000	1.05	Aaa/AAA	05/21	06/15/22	1mL	+18			100.00000
A-3	464.000	2.32	Aaa/AAA	12/22	03/15/24	IntS	+29	1.954	1.94	99.98623
A-4	128.560	3.57	Aaa/AAA	07/23	01/15/26	IntS	+46	2.051	2.04	99.99215

* Expected ratings

Expected Settle: 09/25/19
First Pay Date: 10/15/19
Expected Ratings: Moody's, S&P
Ticker: MBART 2019-1
Expected Pricing: Priced
ABS-15G Filing: Monday 09/09/19
Registration: SEC Registered
ERISA Eligible: Yes
Min Denoms: $1k x $1k
Pxing Speed: 1.3% ABS to 5% call
EU RR Compliant: No
Bill & Deliver: Mizuho

Available Information:
*	Preliminary Prospectus: Attached
*	Ratings FWP: Attached
*	Netroadshow.com: MBART20191
*	IntexNet/CDI:
-	Deal name: mzmbar1901_base
-	Password: 326X

CUSIPS:

A-1: 58769TAA3
A-2A: 58769TAB1
A-2B: 58769TAC9
A-3: 58769TAD7
A-4: 58769TAE5

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: Mizuho toll free #: 866-271-7403